Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-4 (No. 333-179870) of Nexeo Solutions, LLC and Nexeo Solutions Finance Corporation of our report dated January 10, 2012, except for Note 2, Basis of Presentation and Significant Accounting Policies—Change in Accounting Principle, Note 15, Segment and Geographic Information, and Note 18, Financial Statements of Guarantors and Issuers of Guaranteed Securities, which are as of February 29, 2012, relating to the financial statements and financial statement schedule of Nexeo Solutions Holdings, LLC (the Successor Company), which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

May 1, 2012